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Exhibit 21

SUBSIDIARIES OF ATLANTIC TELE-NETWORK, INC.

	Jurisdiction of Incorporation	Other name(s) under which entity does business
Allied Wireless Communications Corporation	Delaware	Alltel
Atlantic Teleconnection Operating Company Limited	British Virgin Islands	GTT
Bermuda Digital Communications, Ltd.	Bermuda	CellOne
Choice Communications, LLC	U.S. Virgin Islands	Choice Wireless
Commnet Wireless, LLC(1)	Delaware	Choice Wireless, Commnet
Elbert County Wireless, LLC	Colorado	Commnet
Essextel, Inc.	Delaware	Essextel
Mora Valley Wireless, LP	Delaware	Commnet
NTUA Wireless, LLC	Delaware	NTUA Wireless
Guyana Telephone and Telegraph Company Limited	Guyana	Cellink, E-magine, GT&T
GTT International Service SRL	Barbados	GTT
ION Holdco, LLC	Delaware	ION
Islandcom Telecommunications, Ltd.	Turks & Caicos Islands	Islandcom
Sovernet Holding Corp.(2)	Vermont	Vermont Fiberconnect, Sovernet
DTH Television & Telecommunication NV	Aruba	Mio
Ohio RSA 6 Limited Partnership	Delaware	Alltel

(1)
Includes eight consolidated wholly-owned subsidiaries also providing wholesale wireless voice and data services under the "Commnet" brand name in the United States.

(2)
Includes three consolidated wholly-owned subsidiaries also providing wireline services under the "Sovernet" brand name in the United States.

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  Exhibit 21
SUBSIDIARIES OF ATLANTIC TELE-NETWORK, INC.